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                                                     PRIVILEGED AND CONFIDENTIAL
                                                     ---------------------------



                              EMPLOYMENT AGREEMENT

                  This Employment Agreement (the "Agreement"), made and entered into this 16th day of June, 2003, by and between Register.com, Inc., a Delaware corporation (the "Company"), and Peter A. Forman (the "Executive").

                               W I T N E S S E T H

                  WHEREAS, the Company has a need for the Executive's personal services in an executive capacity; and

                  WHEREAS, the Executive possesses the necessary strategic, financial, planning, operational and managerial skills necessary to fulfill those needs; and

                  WHEREAS, the Executive and the Company desire to enter into a formal employment agreement to fully recognize the contributions of the Executive to the Company and to assure continuous harmonious performance of the affairs of the Company.

                  NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

               1. Position.

                  The Company hereby agrees to employ the Executive to serve in the role of President and Chief Executive Officer of the Company, subject to the limitations set forth herein. As such, the Executive shall be responsible for, and have the authority with regard to, all duties and responsibilities commensurate with his position subject to the authority of the Board of Directors of the Company (the "Board"). The Executive accepts such employment upon the terms and conditions set forth herein, and further agrees to perform the duties generally associated with his position, as well as such other duties commensurate with his position as President and Chief Executive Officer as may be reasonably assigned by the Board. The Executive shall, at all times during the Term, report directly to the Board. The Executive shall perform his duties with reasonable diligence and faithfulness and shall devote his full business time (excluding periods of vacation and sick leave) and attention to such duties, provided the foregoing will not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or serving on the board of directors of other companies or (ii) managing his personal business and investment activities, provided that these activities do not materially interfere with the performance of the Executive's duties and responsibilities hereunder or violate the provisions of Section 4, 5 or 6 of this Agreement.

                  For so long as the Executive remains Chief Executive Officer or President of the Company, the Board will nominate Executive for membership to the Board and, if elected, Executive shall serve in such capacity without additional consideration.

               2. Term of Employment and Renewal.

                  The term of Executive's employment under this Agreement will commence on the date of this Agreement (the "Effective Date"). Subject to the provisions of Section 9 of this Agreement, the term of Executive's employment hereunder shall be for an initial term of two (2) years from the Effective Date (the "Initial Term"). The Initial Term of this Agreement shall be automatically extended for successive one (1) year periods (each a "Renewal Period") unless the Company or the Executive gives written notice to the other at least sixty
(60) days prior to the expiration of the Initial Term, or a Renewal Period, of such party's election not to extend this Agreement. References herein to the "Term" shall mean the Initial Term as it may be so extended by one or more Renewal Periods. The last day of the Term is the "Expiration Date."

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               3. Compensation and Benefits.

                  (a) Salary. Commencing on the Effective Date, the Company agrees to pay the Executive a base salary at an annual rate of $300,000 during the Term, payable in such installments as is the policy of the Company (as increased from time to time, the "Salary"), but no less frequently than monthly. Thereafter, the Board shall determine appropriate increases to Executive's Salary but in no event shall diminish the amount of Executive's Salary.

                  (b) Bonus. During the Term, the Executive shall be eligible to receive annual bonuses at the discretion of the Compensation Committee of the Board (the "Compensation Committee"), subject to the remaining provisions of this Section 3(b); provided that the Executive's annual bonus for each year during the Term will be no less than $100,000 (the "Minimum Bonus") per year; provided that for 2003, the Executive's Minimum Bonus shall be pro rated. During the Term through the end of calendar year 2003, annual bonus amounts in excess of the Minimum Bonus shall be determined in accordance with terms established by the Compensation Committee. During the Term after calendar year 2003, the Executive shall be eligible to receive annual bonuses equal to three percent (3%) of the Company's EBIT (as defined on Schedule A) between $7 million and $25 million with respect to the applicable calendar year and five percent (5%) of the Company's EBIT in excess of $25 million with respect to the applicable calendar year. In the event of any corporate transaction, such as any merger, acquisition, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company (including any extraordinary cash or stock dividend), any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), the Compensation Committee shall have the authority to limit the Executive's annual bonus to $1 million per year.

                  (c) Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans which the Company provides or may establish from time to time for the benefit of its employees generally, including to the extent established, without limitation, group life, medical, surgical, dental and other health insurance, short and long-term disability, deferred compensation, profit-sharing, vacation and similar plans, under the terms and conditions of the applicable plans and/or policies, but not including severance and retention plans. The Company may purchase one or more "key man" insurance policies on the Executive's life, each of which will be payable to and owned by the Company. The Company, in its sole discretion, may select the amount and type of key man life insurance purchased, and the Executive will have no interest in any such policy. The Executive will cooperate with the Company in securing this key man insurance, by submitting to all required medical examinations, supplying all information and executing all documents required in order for the Company to secure the insurance.

                                      -2-
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                  (d) Stock Options.

                      (i) Initial Option Grant.

                  (a) Option Grant. On the earliest of (1) immediately following the adjustment of the Company's stock options generally after engaging in one or more special distributions on its common stock totaling at least $120 million in the aggregate (the "Special Distribution"), (2) immediately prior to the Company's announcement of the details of the timing and method of a stock repurchase or redemption of its common stock totaling at least $120 million in the aggregate (the "Redemption"), (3) immediately prior to the announcement of a transaction involving the Company that would result in a Change in Control of the Company under clause (a) or clause (c) of the definition of Change in Control set forth on Exhibit A of the Company's Change in Control Severance Program (a "Change in Control"), or (4) December 31, 2003, the Compensation Committee shall grant the Executive, pursuant to the Company's 2000 Stock Option/Stock Issuance Plan (the "Plan"), and under the terms and conditions set forth in the Company's standard Notice of Grant of Stock Options (as modified by this Agreement), and the exhibits thereto, an option (the "Stock Option) to purchase a number of shares of the Company's common stock (the "Option Shares") equal to 1.375 percent of the sum of (x) the total number of issued and outstanding shares of the Company's common stock as of the date of grant and (y) the total number of shares of the Company's common stock subject to warrants (but not employee or director stock options) as of the date of grant (the "Total Shares"), provided that in the event that the Stock Option is granted pursuant to clause (2) of this Section 3(d)(i)(a), the number of Option Shares shall be equal to 1.375 percent of the Total Shares minus the number of shares of Company common stock that the Company reasonably expects will be redeemed or repurchased pursuant to the Redemption. Only one stock option grant shall be made to the Executive pursuant to this Section 3(d)(i)(a).

                  (b) Exercise Price. The per share exercise price of the Stock Option shall equal the Fair Market Value (as defined in the Plan) on the date of grant, except that (i) in the event of a Special Distribution, the per share exercise price of the Stock Option shall be the Fair Market Value on the first full day of trading following the Company's announcement of the details of the timing and method of the Special Distribution reduced on a per share basis by the quotient obtained by dividing (x) the total amount of cash distributed pursuant to the Special Distribution by (y) the Total Shares, (ii) in the event of a Redemption, the per share exercise price of the Stock Option shall be the Fair Market Value on the first full day of trading following the Company's announcement of the details of the timing and method of the Redemption and (iii) in the event of a Change in Control, the per share exercise price of the Stock Option shall be the Fair Market Value on the first full day of trading immediately prior to the date of grant.

                  (c) Option Vesting. Commencing on the six month anniversary of the Effective Date, 1/30th of the total number of Option Shares subject to the Stock Option shall vest and become exercisable each month. Notwithstanding the foregoing, to the extent then unvested, the Stock Option shall immediately vest and become fully exercisable upon the termination of the Executive's employment without Cause or for Good Reason or upon the Expiration Date, in the event that the Company gives notice of its election not to extend the Term of the Agreement for a Renewal Period pursuant to Section 2 above.

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                  (d) Other Option Terms. The Stock Option shall, to the maximum extent permitted by applicable law, be designated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and to the extent not allowable, the Stock Option shall be a non-qualified stock option. To the extent that the Stock Option is a non-qualified stock option, the Executive shall be permitted to transfer the Stock Option to his immediate family members, trusts (the beneficiaries of which are exclusively such family members), family partnerships or, subject to the approval of the Compensation Committee, other persons.

                  (e) Specified Transaction. Notwithstanding any provision of this Section 3(d)(i) to the contrary, in the event that, within three months after the Effective Date, the Company announces that it has entered into an agreement to enter into a corporate transaction with any entity with which the Company entered into a confidentiality agreement during the week of March 12, 2003 (a "Specified Transaction"), the Executive shall not be entitled to the Stock Option.

                      (ii) Eligibility for Annual Option Grants. In addition to the Stock Option grant described herein, at the sole discretion of the Compensation Committee, the Executive shall be eligible for additional annual grants of stock options.

                  (e) Expenses. The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred by him during the Term in performing services hereunder, provided that the Executive properly accounts for such expenses in accordance with the Company's policies.

                  (f) Vacation. The Executive shall be entitled to an annual paid vacation in accordance with the Company's policy applicable to senior executives, but in no event less than four (4) weeks per calendar year (as prorated for partial years) and which may be accrued from year-to-year.

                  (g) Perquisites. The Company shall provide to the Executive, at the Company's cost, all perquisites which other senior executives of the Company are entitled to receive generally and, at a minimum, all perquisites that the Executive is receiving as of the Effective Date; provided, that in any event the Executive shall be entitled to perquisites with a minimum value of $20,000 per annum.

                  (h) Tax and Financial Planning. The Company shall reimburse the Executive for reasonable expenses incurred by the Executive in connection with obtaining professional tax and financial planning advice.

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                  (i) Secretarial Support. The Executive's assistant at the
Company may assist the Executive in the execution of such reasonable duties as the Executive may assign such assistant from time to time. Subject to the Executive's compliance with the provisions of Sections 4, 5 and 6, the Executive shall be entitled (a) for one month following the termination of the Executive's employment for any reason other than Cause, to continued use of the Executive's office (or reasonably comparable office) and assistant and (b) for one year following the termination of the Executive's employment for any reason other than Cause, to have electronic mail that was sent to his Company electronic mail address forwarded to a personal electronic mail address established by the Executive, provided that the Company shall not be required to forward the Executive any Company-related electronic mail distributions or electronic mails that might contain Confidential Information (as defined below).

               4. Confidentiality, Disclosure of Information.

                  (a) The Executive recognizes and acknowledges that the Executive has had and will have access to Confidential Information (as defined below) relating to the business or interests of the Company or of persons with whom the Company may have business relationships. Except as permitted herein, the Executive will not during the Term, or at any time thereafter, use or disclose any Confidential Information of the Company (except as required by applicable law or in connection with the performance of the Executive's duties and responsibilities hereunder). The term "Confidential Information" means information relating to the Company's business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, employment agreements (other than this Agreement), personnel policies, the substance of agreements with customers, suppliers and others, marketing arrangements, customer lists, commercial arrangements or any other information relating to the Company's business that is not generally known to the public or to actual or potential competitors of the Company (other than through a breach of this Agreement). This obligation shall continue until such Confidential Information becomes publicly available or known in the Company's industry, other than pursuant to a breach of this Section 4 by the Executive, regardless of whether the Executive continues to be employed by the Company.

                  (b) It is further agreed and understood by and between the parties to this Agreement that all "Company Materials," which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of the Company and, upon termination of Executive's employment with the Company (or, in the event that the Executive continues as a director of the Company, upon ceasing to be a director of the Company), and/or upon the request of the Company, all Company Materials, including copies thereof, as well as all other Company property then in the Executive's possession or control, shall be returned to and left with the Company. Notwithstanding the foregoing, the Executive may retain (i) a copy of his rolodex and similar phone or electronic directories (collectively, the "Rolodex") to the extent such Rolodex does not contain information other than name, address, telephone number and similar information, (ii) copies of such other books and marketing materials used by the Executive in the performance of his duties hereunder, and (iii) any computers used by the Executive in the performance of his duties hereunder, provided that the Company shall retain sole ownership of the original Rolodex, books and marketing materials, and provided, further, that the Executive provides the Company with all business-related data stored on such computer(s). For purposes of Sections 4, 5 and 6, "Company" shall include the Company's subsidiaries.

                                      -5-
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               5. Inventions Discovered by Executive.

                  The Executive shall promptly disclose to the Company any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, "Inventions"), conceived or first reduced to practice by the Executive, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, at any time after the Term), (a) which pertain to any line of business activity of the Company, whether then conducted or then being actively planned by the Company, with which the Executive was or is involved, (b) which is developed using time, material or facilities of the Company, whether or not during working hours or on the Company premises, or (c) which directly relates to any of the Executive's work during the Term, whether or not during normal working hours. The Executive hereby assigns to the Company all of the Executive's right, title and interest in and to any such Inventions. During and after the Term, the Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond the Executive's agreed compensation during the course of the Executive's employment. Without limiting the foregoing, the Executive further acknowledges that all original works of authorship by the Executive, whether created alone or jointly with others, related to the Executive's employment with the Company and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. ss.ss. 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. ss.ss. 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Company. The Executive hereby irrevocably designates counsel to the Company as the Executive's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patent; and copyrights and to enforce the Company's rights under this Section. This Section 5 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. The Executive agrees to confirm any such waivers and consents from time to time as requested by the Company.

                                      -6-
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               6. Non-Competition and Non-Solicitation.

                  The Executive acknowledges that the Company has invested substantial time, money and resources in the development and retention of its Inventions, Confidential Information (including trade secrets), customers, accounts and business partners, and further acknowledges that during the course of the Executive's employment with the Company the Executive has had and will have access to the Company's Inventions and Confidential Information (including trade secrets), and will be introduced to existing and prospective customers, accounts and business partners of the Company. The Executive acknowledges and agrees that any and all "goodwill" associated with any existing or prospective customer, account or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between the Executive and any existing or prospective customers, accounts or business partners. Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends upon his use of such skills on its behalf.

                  In recognition of this, the Executive covenants and agrees that:

                  (a) During the Executive's employment with the Company and for a period of one (1) year thereafter, the Executive may not, without the prior written consent of the Board (whether as an employee, agent, servant, owner, partner, consultant, independent contractor, representative, stockholder or in any other capacity whatsoever): (i) conduct any business with any customer of the Company on behalf of any entity or person other than the Company (including the Executive) if such business is competitive with the products or services offered by the Company, or (ii) perform any work competitive in any way with the products or services offered or planned to be brought to market by the Company during the Term or within one (1) year thereafter, on behalf of any entity or person other than the Company (including the Executive), provided that nothing herein shall prohibit the Executive from owning up to 5% of the securities of any company or venture fund, mutual fund or other similar investment vehicle as to which the Executive does not control or influence investment decisions, and provided that nothing herein shall prohibit the Executive from making other personal investments that otherwise might violate this sub-Section with the prior approval of the Board.

                  (b) During the Executive's employment with the Company (except as requested in connection with the performance of the Executive's duties and responsibilities hereunder) and for a period of one (1) year thereafter, the Executive may not entice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever its engagement with the Company, absent prior written consent to do so from the Board.

                  (c) During the Executive's employment with the Company (except in the good faith performance of the Executive's duties hereunder) and for a period of one (1) year thereafter, the Executive may not, directly or indirectly, entice, solicit or encourage any customer or prospective customer of the Company to cease doing business with the Company, or reduce its relationship with the Company or refrain from establishing or expanding a relationship with the Company.

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               7. Provisions Necessary and Reasonable.

                  The Executive agrees that (i) the provisions of Sections 4, 5, and 6 of this Agreement are necessary and reasonable to protect the Company's Confidential Information, Inventions, and goodwill; (ii) the specific temporal, geographic and substantive provisions set forth in Section 6 of this Agreement are reasonable and necessary to protect the Company's business interests; and
(iii) in the event of any breach of any of the covenants set forth herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, the Executive agrees that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall he entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company's right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

                  (a) If any of the covenants contained in Sections 4, 5, and 6 hereof, or any part thereof, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

                  (b) If any of the covenants contained in Sections 4, 5, and 6 hereof, or any part thereof, are held to be unenforceable by a court of competent jurisdiction because of the temporal or geographic scope of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, such provision shall be enforceable.

               8. Representations Regarding Prior Work and Legal Obligations.

                  (a) The Executive represents that the Executive has no agreement or other legal obligation with any prior employer, or any other person or entity, that restricts the Executive's ability to accept employment with, or to perform any function for, the Company.

                  (b) The Executive has been advised by the Company that at no time should the Executive divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer nor shall the Company require the Executive to divulge any such information. The Executive expressly acknowledges that the Executive has not divulged or used any such information for the benefit of the Company.

               9. Termination and Severance.

                  Notwithstanding the provisions of Section 2 of this Agreement, the Executive's employment hereunder may terminate under the following circumstances:

                  (a) Termination by the Company for Cause. The Company may terminate this Agreement for Cause at any time, within ninety (90) days of the Board's discovery of the Cause event, upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, Cause is defined as (i) the Executive's willful and material breach of the terms of this Agreement, unless any such breach is susceptible to cure and is corrected within thirty (30) days following written notice by the Company specifying the details thereof; or (ii) the Executive's conviction of, or plea of guilty or nolo contendere to, any felony; or (iii) gross negligence or willful misconduct by the Executive having a material adverse impact on the Company; or (iv) the Executive's willful refusal to attempt to perform his job duties (other than due to Disability, as defined below, or an approved leave) after his receipt of written notice from the Board; or (v) the Executive's material breach of a Company policy, unless any such breach is susceptible to cure and is corrected within thirty (30) days following written notice by the Company specifying the details thereof. Upon the termination for Cause of the Executive's employment, the Company shall have no further obligation or liability to the Executive other than for unpaid Salary earned under this Agreement prior to the date of termination, and any accrued but unused vacation.

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                  (b) Termination by the Company Without Cause. The Executive's
employment hereunder may be terminated without Cause by the Company upon written notice to the Executive, provided, however, that if the Company terminates the Executive's employment without Cause, or the Executive terminates his employment for Good Reason, as defined below, the Company shall pay or provide the Executive with: (i) within thirty (30) days following the date of termination,
(A) unpaid Salary earned under this Agreement prior to the date of termination and any accrued but unused vacation; (B) any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (C) an amount equal to the product of (1) the Executive's Minimum Bonus and (2) a fraction, the numerator of which is the number of days from the commencement of the bonus period or, if later, the commencement of the Executive's employment with the Company, until the Executive's termination of employment and the denominator of which is the total number of days in the bonus period; (D) reimbursement for any unreimbursed business expenses incurred by the Executive through the date of termination; (collectively, (A) through (D), "Accrued Obligations") and (E) a lump sum cash payment equal to the product of (1) one twelfth (1/12th) of the Executive's Salary (or, if improperly reduced, the Salary required to be in effect) and (2) the number of months remaining in the Term or twelve (12) months, whichever is greater; (ii) all stock option or equity grants held by the Executive shall vest in full as of the date of termination so as to become fully exercisable and shall remain exercisable for six (6) months (or the end of scheduled term if sooner) following the date of termination; and (iii) the Company shall provide medical and dental benefits for the Executive (and eligible dependents) under COBRA upon the same terms and conditions in effect on the date of termination for the eighteen (18) month period following the date of termination, provided that, to the extent the Executive incurs tax that he would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided hereunder, the Executive shall receive from the Company an additional payment in the amount necessary so that the Executive will have no additional cost for receiving such items or any additional payment, provided that in the event that the Executive's employment is terminated by the Company without Cause or the Executive resigns for Good Reason during the three-month period immediately following consummation of a Specified Transaction, the Executive shall only be entitled to the Accrued Obligations and shall not be entitled to any additional compensation or benefits or severance payments or benefits hereunder. As a condition of receiving severance benefits pursuant to this Agreement, the Executive shall execute and deliver to the Company prior to his receipt of such benefits a general release substantially in the form attached hereto as Exhibit B.

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                  (c) Termination by the Executive. The Executive may terminate his employment hereunder upon one (1) month's written notice to the Company, provided, however, that the Company may pay the Executive his Salary in lieu of any part of such notice. The Executive may also terminate his employment hereunder for "Good Reason," within ninety (90) days of the occurrence of any of the following events, without the written consent of the Executive, (i) a material breach of this Agreement by the Company, including, but not limited to, any reduction of any part of the Executive's compensation (including Salary and bonus opportunity) or benefits or any failure to timely pay any part of the Executive's compensation (including Salary and bonus) or to provide the benefits contemplated herein; (ii) a change in the Executive's reporting relationship so that he no longer reports directly to the Board; (iii) any material reduction or diminution (except temporarily during any period of physical or mental impairment) in the Executive's titles, positions, authorities, duties or responsibilities with the Company; (iv) the failure for any reason of the Compensation Committee to grant the Stock Option on the terms set forth in this Agreement; or (v) the failure of the Company to obtain and deliver to the Executive a satisfactory written agreement from any successor to the Company to assume and agree to perform this Agreement. The Executive shall give the Company thirty (30) days, written notice and opportunity to cure prior to any termination for Good Reason based on the grounds specified herein.

                  (d) Death. In the event of the Executive's death during the Term of this Agreement, the Executive's employment hereunder shall immediately and automatically terminate, and the Company shall have no further obligation or duty to the Executive or his estate or beneficiaries other than the Accrued Obligations.

                  (e) Disability. The Company may terminate the Executive's employment hereunder, upon written notice to the Executive, in the event that the Executive becomes disabled during the Term through any condition of either a physical or psychological nature and, as a result, is, with reasonable accommodation, unable to perform the essential functions of the services contemplated hereunder for (a) a period of ninety (90) consecutive days, or (b) for shorter periods aggregating one hundred twenty (120) days during any twelve
(12) month period during the Term. Any such termination shall become effective upon mailing or hand delivery of notice while Executive continues to be unable to perform the essential functions of the services contemplated hereunder that the Company has elected its right to terminate under this subsection 9(e), and the Company shall have no further obligation or duty to the Executive other than for the Accrued Obligations. For purposes of determining the Executive's entitlement to the benefits provided for in this sub-Section only, the existence or nonexistence of a disability shall be determined by a physician to be selected by the Executive and the Company in good faith.

                  (f) Effect of Non-Renewal. In the event that the Company gives notice of its election not to extend the Term of the Agreement for a Renewal Period pursuant to Section 2 above, the Company (i) shall continue to pay the Executive full compensation as defined in Section 3 of this Agreement from the date the Executive receives such notice through the Expiration Date, (ii) shall provide the Executive the Accrued Obligations, (iii) shall fully vest the Executive in the Stock Option on the Expiration Date and the Stock Option shall remain exercisable for a period of six months following the Expiration Date (or the end of the scheduled term, if sooner) and (iv) shall have no other obligations to the Executive.

                  (g) No Mitigation/No Offset. The Executive shall not be required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that Executive may receive from any other source or by any damages claimed by the Company (other than for agreed-upon debts or for damages arising out of embezzlement or similar malfeasance by the Executive).

                  (h) Excise Tax. In the event that the Executive becomes entitled to payments and/or benefits which would constitute "parachute payments" within the meaning of Section 28OG(b)(2) of the Code, the provisions of Exhibit A shall apply.

                  (i) Employee Benefits. Upon any termination of employment, the Executive shall also be entitled to any payments or benefits due under any Company benefit plans.

              10. Choice of Law.

                  The Executive acknowledges that a substantial portion of the Company's business is based out of and directed from the State of New York. The Executive also acknowledges that during the course of the Executive's employment with the Company the Executive will have substantial contacts with New York.

                  The validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of New York, without giving effect to conflict of law principles. Both parties agree that the exclusive venue for any action, demand, claim or counterclaim relating to the terms and provisions of Sections 4, 5, and 6 of this Agreement, or to their breach, shall be in the state or federal courts located in the State and City of New York and that such courts shall have personal jurisdiction over the parties to this Agreement.

              11. Miscellaneous.

                  (a) Assignment. The Executive acknowledges and agrees that the rights and obligations of the Company under this Agreement may be assigned by the Company to any successors in interest but not otherwise, provided such successor in interest assumes all of the obligations hereunder of the Company in a writing delivered to the Executive and otherwise complies with the provisions hereof with regard to such assumption. The Executive further acknowledges and agrees that this Agreement is personal to the Executive and that the Executive may not assign any rights or obligations hereunder.

                  (b) Withholding. All amounts paid or benefits provided to the Executive under this Agreement shall be subject to applicable withholding taxes.

                  (c) Entire Agreement. This Agreement and the Notice of Grant of Stock Options set forth the entire agreement between the parties on the subject matter contained herein and supersede any prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment.

                  (d) Amendments. Any attempted modification of this Agreement will not be effective unless signed by an officer of the Company and the Executive.

                  (e) Waiver of Breach. The Executive understands that a breach of any provision of this Agreement may only be waived by an officer of the Company. The waiver by either party of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such other party.

                  (f) Severability. If any provision of this Agreement should, for any reason, be held invalid or unenforceable in any respect by a court of competent jurisdiction, then the remainder of this Agreement, and the application of such provision in circumstances other than those as to which it is so declared invalid or unenforceable, shall not be affected thereby, and each such provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                  (g) Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered by private messenger, private overnight mail service, or facsimile as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

                      If to the Company:

                      575 Eighth Avenue, 8th Floor
                      New York, NY  10018

                      Attn:  General Counsel
                      Fax:  (212) 629-9309

                      With a copy to:

                      Wachtell, Lipton, Rosen & Katz
                      51 West 52nd Street
                      New York, New York  10019
                      Attn:   Michael S. Katzke

                      If to the Executive:

                      575 Eighth Avenue, 8th Floor
                      New York, NY  10018

                  (h) Survival. The Executive and the Company agree that certain provisions of this Agreement shall survive the expiration or termination of this Agreement and the termination of the Executive's employment with the Company. Such provisions shall be limited to those within this Agreement which, by their express and implied terms, obligate either party to perform beyond the termination of the Executive's employment or termination of this Agreement.

                  (i) Arbitration of Disputes. Any controversy or claim arising out of this Agreement or any aspect of the Executive's relationship with the Company including the cessation thereof (other than disputes with respect to alleged violations of the covenants contained in Sections 4, 5, or 6 hereof, which shall be resolved as set forth in Section 10 hereof) shall be resolved exclusively by arbitration in accordance with the then existing National Rules for the Resolution of Employment Disputes of the American Arbitration Association, in New York, New York, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The Company shall pay all costs of the American Arbitration Association and the arbitrator. The parties agree that the award of the arbitrator shall be final and binding.

                  (j) Legal Fees.

                      (i) The judge or arbitrator in any proceeding or arbitration arising out of this Agreement may award the prevailing party such party's reasonable legal fees and costs.

                      (ii) The Company shall pay the reasonable legal fees and costs incurred by the Executive in connection with the negotiation and preparation of this Agreement upon the presentation of invoices in appropriate form in an amount not to exceed $10,000.

                  (k) Rights of Other Individuals. This Agreement confers rights solely on the Executive and the Company. This Agreement is not a benefit plan and confers no rights on any individual or entity other than the undersigned, except as set forth in Section 9(d).

                  (l) Headings. The parties acknowledge that the headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

                  (m) Advice of Counsel. The Executive and the Company hereby acknowledge that each party has had adequate opportunity to review this Agreement, to obtain the advice of counsel with respect to this Agreement, and to reflect upon and consider the terms and conditions of this Agreement. The parties further acknowledge that each party fully understands the terms of this Agreement and has voluntarily executed this Agreement.

                  (n) Insurance. The Company will cover the Executive under directors' and officers' liability insurance in the same amount and to the same extent as the Company covers its other officers and directors.

                  IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year set forth below.


EXECUTIVE                                       REGISTER.COM, INC.


/s/ Peter A. Forman                    By:      /s/ Mitchell I. Quain
--------------------------                      ----------------------------



                                       Title:   Chairman
                                                ----------------------------


Dated:   June 16, 2003                 Dated:   June 16, 2003
         -----------------                      ----------------------------

                                    EXHIBIT A

                           GOLDEN PARACHUTE PROVISIONS

                  (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this paragraph (a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 9(b)(i)(E) of this Agreement, unless an alternative method of reduction is elected by the Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this paragraph
(a). The Company's obligation to make Gross-Up Payments under this Exhibit A shall not be conditioned upon the Executive's termination of employment.

                  (b) Subject to the provisions of paragraph (c), all determinations required to be made under this Exhibit A, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP, to the extent permitted by applicable law, or such other nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit A, shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to paragraph
(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

                      (i) give the Company any information reasonably requested by the Company relating to such claim,

                      (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                      (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                      (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive's behalf pursuant to paragraph (c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph (c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If a determination is made that the Executive shall not be entitled to any refund with respect to payment by the Company of an amount on the Executive's behalf pursuant to paragraph (c) and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment by the Company of the amount on the Executive's behalf shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  (e) Notwithstanding any other provision of this Exhibit A, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

                  (f) Definitions. The following terms shall have the following meanings for purposes of this Exhibit A.

               1. "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

               2. "Parachute Value" of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under
Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

               3. A "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

               4. The "Safe Harbor Amount" means 2.99 times the Executive's "base amount," within the meaning of Section 280G(b)(3) of the Code.

               5. "Value" of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

                                    EXHIBIT B

                              SEPARATION AGREEMENT
                               AND GENERAL RELEASE

                  This Separation Agreement and General Release ("Agreement") is made and entered into this _____ day of _____, _____, by and between [COMPANY NAME] (hereinafter the "Company" or "Employer") and [EMPLOYEE NAME] ("Employee") (hereinafter collectively referred to as the "Parties"), and is made and entered into with reference to the following facts.

                                    RECITALS

                  WHEREAS, Employee was hired by the Company on or about __________, as a __________; and

                  WHEREAS, the Company and Employee have agreed to terminate their employment relationship effective _____, _____; and

                  WHEREAS, the Parties each desire to resolve any potential disputes which exist or may exist arising out of Employee's employment with the Company and/or the termination thereof.

                  NOW THEREFORE, in consideration of the covenants and promises contained herein, the Parties hereto agree as follows:

                                    AGREEMENT

                  1. Agreement By the Company. In exchange for Employee's agreement to be bound by the terms of this entire Agreement, including but not limited to the Release of Claims in paragraph 3, the Company agrees to provide Employee with [INSERT CONSIDERATION AS PROVIDED FOR IN PARAGRAPH 9 OF THE EMPLOYMENT AGREEMENT].

                  Employee acknowledges that, absent this Agreement, s/he has no legal, contractual or other entitlement to the consideration set forth in this paragraph and that the amount set forth in this paragraph constitute valid and sufficient consideration for Employee's release of claims and other obligations set forth herein.

                  2. Release of Claims. Employee hereby expressly waives, releases, acquits and forever discharges the Company and its divisions, subsidiaries, affiliates, parents, related entities, partners, officers, directors, shareholders, investors, executives, managers, employees, agents, attorneys, representatives, successors and assigns (hereinafter collectively referred to as "Releasees"), from any and all claims, demands, and causes of action which Employee has or claims to have, whether known or unknown, of whatever nature, which exist or may exist on Employee's behalf from the beginning of time up to and including the date of this Agreement. As used in this paragraph, "claims," "demands," and "causes of action" include, but are not limited to, claims based on contract, whether express or implied, fraud, stock fraud, defamation, wrongful termination, estoppel, equity, tort, retaliation, intellectual property, personal injury, spoliation of evidence, emotional distress, public policy, wage and hour law, statute or common law, claims for severance pay, claims related to stock options and/or fringe benefits, claims for attorneys' fees, vacation pay, debts, accounts, compensatory damages, punitive or exemplary damages, liquidated damages, and any and all claims arising under any federal, state, or local statute, law, or ordinance prohibiting discrimination on account of race, color, sex, age, religion, sexual orientation, disability or national origin, including but not limited to, the New York State Human Rights Law, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, the Family and Medical Leave Act or the Employee Retirement Income Security Act. This release shall not be effective as to any claims, demands or causes of action arising out of acts or omissions occurring after the date of execution of this Agreement or based on any indemnification rights of the Executive under the Company's certificate of incorporation, by-laws or under applicable law.

                  3. Acceptance of Agreement/[Revocation]. This Agreement was received by Employee on _____, _____. Employee may accept this Agreement by returning a signed original to the Company. This Agreement shall be withdrawn if not accepted in the above manner on or before _____. [7 days to revoke/21 day to consider/consult with attorney]*

                  4. New York Law Applies. This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of the State of New York. Any and all actions relating to this Agreement shall be filed and maintained in the federal and/or state courts located in the State and County of New York, and the parties consent to the jurisdiction of such courts. In any action arising out of this Agreement, or involving claims barred by this Agreement, the prevailing party shall be entitled to recover all costs of suit, including reasonable attorneys' fees.

                  5. Voluntary Agreement. EMPLOYEE UNDERSTANDS AND AGREES THAT S/HE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT, AND REPRESENTS THAT S/HE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.

                  6. Non Disparagement. Employee agrees that Employee will not make any public statement that is disparaging about the Company, or any of its officers or directors, including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or other aspect of the business of the Company. The Company's directors and senior executive officers shall not make any public statement that is disparaging about the Executive. Nothing in this Agreement shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or under an agreement entered into in connection with pending or threatened litigation pursuant to which the party receiving such information agrees to keep such information confidential.

* If Executive subject to ADEA.

                  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates provided below.

DATED:  ____________________, _____           [COMPANY NAME]

                                              By:
                                                   -----------------------------
                                              Its:
                                                   -----------------------------


DATED:  ____________________, _____           [EMPLOYEE NAME]

                                   SCHEDULE A

                               DEFINITION OF EBIT

"EBIT" means, for any period, "income (loss) from operations" as reported in the Company's Consolidated Statement of Operations determined in accordance with GAAP, plus amortization of non-cash compensation expense, plus other costs and less other gains which in the sole judgment of the Compensation Committee were incurred or earned in connection with matters not related to the normal business operations of the Company but which, under GAAP, are included within "income
(loss) from operations."